EXHIBIT  3.7

                     AMENDMENT 5 TO THE AMENDED AND RESTATED

                    DECLARATION OF TRUST AND TRUST AGREEMENT

                                       OF

                               MLM INDEX(TM) FUND


This AMENDMENT ("Amendment") is made and entered into as of the 26th day of February, 2004 with reference to, and pursuant to the authority granted by
Section 11.1 of that certain Amended and Restated Declaration of Trust and Trust Agreement dated the 31st day of August, 1998, by and among the Manager, the Trustee and the Interest Holders of the MLM Index(TM) Fund (the "Trust"), as amended by that Amendment No. 1 to the Amended and Restated Declaration of Trust and Trust Agreement of the Trust entered into as of March 23, 1999, that Amendment No. 2 to the Amended and Restated Declaration of Trust and Trust Agreement of the Trust entered into as of February 2000, that Amendment No. 3 to the Amended and Restated Declaration of Trust and Trust Agreement of the Trust entered into as of June 14, 2001 and that that Amendment No. 4 to the Amended and Restated Declaration of Trust and Trust Agreement of the Trust entered into as of April 29, 2002 (as amended, the "Trust Agreement"). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Trust Agreement.

WHEREAS, it is desired that the Trust Agreement be amended as provided below;

NOW,  THEREFORE:

1. The name of the Enhanced Series is hereby changed to the Leveraged Series and every reference to the Enhanced Series in the Trust Agreement shall be amended to be a reference to the Leveraged Series

2. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to principles or rules of conflicts of laws);

3. This Amendment may be executed and delivered in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

4. The Manager confirms that this Amendment does not: (i) adversely affect any of the rights, duties or liabilities of the Trustee; (ii) adversely affect the limitations on liability of the Interest Holders as described in
     Section 8.3 of the Trust Agreement; (iii) adversely affect the status of each Series as a partnership for federal income tax purposes without the consent of any affected Interest Holder; (iv) change any Interest Holder's share of the profits or losses of a Series without the consent of such Interest Holder; (v) extend the duration of the Trust and each Series; or
     (vi)  change  the  provisions  of  Section 11.1 of the


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     Trust  Agreement.  The  parties  also  confirm  that  the  adoption of this
     Amendment (a) is for the benefit of, or not adverse to, the interests of the existing Interest Holders which have not consented to the Amendment,
     (b) is consistent with Section 4.1 of the Trust Agreement, and (c) does not affect the allocation of profits and losses among the Interest Holders or between the other Interest Holders and the Manager.

IN WITNESS WHEREOF, the Manager has caused this Amendment to be duly executed by its respective officer hereunto duly authorized, as of the day and year first above written.



MOUNT LUCAS MANAGEMENT CORPORATION, AS MANAGER

                                             By:    /s/ Timothy J. Rudderow
                                                    -----------------------
                                             Name:  Timothy J. Rudderow
                                             Title: President


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